Filed pursuant to Rule 424(b)(3)
Under the Securities Act of 1933
Registration No. 333-118871

SUPPLEMENT DATED JUNE 29, 2006
TO
PROSPECTUS DATED FEBRUARY 3, 2006
OF
POINT CENTER MORTGAGE FUND I, LLC

Status of Public Offering and Funding of Initial Mortgage Loan

On February 3, 2006, our Registration Statement as filed with the Securities and Exchange Commission became effective for the initial public offering of up to $500,000,000 of units of limited liability company interest. We commenced the offering on April 7, 2006, and by June 28, 2006 we had sold $1,073,257.00 of units.

On June 28, 2006, we made our first mortgage loan in the amount of $750,000.00, which is secured by a first deed of trust on a commercial property located in Norfolk, Virginia. The interest rate on this loan is 10.95% and it has a maturity of 5 years.

Available Information

The only information you should rely only on, and the only information we have authorized for delivery to you, is the information contained in our Prospectus, this Prospectus Supplement, any other applicable prospectus supplement, and any free writing prospectus(es) prepared by us in connection with this offering. The information contained in our Prospectus, this Prospectus Supplement, any other applicable prospectus supplement, and any free writing prospectus(es) is accurate only as of the respective dates thereof, regardless of the time of their delivery or the time or of any sale of our units. It is important for you to read and consider all the information contained in our Prospectus, this Prospectus Supplement, any other applicable prospectus supplement, and any free writing prospectus(es) in making your investment decision.